UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2025
RideNow Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-38248 (Commission File Number)	46-3951329 (I.R.S. Employer Identification No.)

2677 E Willis Road, Chandler, Arizona		85286
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (480) 755-5200

RumbleOn, Inc.
901 W. Walnut Hill Lane, Suite 110A, Irving, Texas 75038
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.001 par value	RDNW	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Subordinated Loans

On August 25, 2025, RideNow Group, Inc. (the “Company”) issued separate unsecured subordinated promissory notes (collectively, the “Subordinated Notes”) payable to each of Stone House Capital Management, LLC, Face Canyon LLC, and Mark Tkach (collectively, the “Subordinated Lenders”) to evidence $3,333,334 million of unsecured subordinated loans made by each Subordinated Lender to the Company. The aggregate gross proceeds of the unsecured subordinated loans evidenced by the Subordinated Notes, or approximately $10.0 million, were used to prepay outstanding principal amounts of the loans (the “Senior Loans”) owed under the Company’s term loan credit agreement (the “Senior Credit Agreement”), among the Company, as borrower, the guarantors party thereto, the lenders party thereto, and Oaktree Fund Administration, LLC, as administrative agent and collateral agent (the “Senior Agent”). The prepayment was part of an aggregate $20.0 million prepayment made in satisfaction of the requirement set forth in Amendment No. 10 (as defined below).

The Subordinated Notes are subordinated in right of payment to the Company’s obligations under the Senior Credit Agreement pursuant to the terms of a subordination agreement entered into by and among the Company, the Subordinated Lenders, and the Senior Agent.

The Subordinated Notes bear interest at a rate of 13.0% per annum, payable semi-annually in arrears on the last business day of each February and August, beginning February 27, 2026. Interest is payable in-kind and capitalized to the principal balance. Each Subordinated Note matures on August 31, 2028, unless earlier repaid or accelerated in accordance with its terms.

In the event a Subordinated Lender participates in a Specified Equity Offering (as defined in the Subordinated Notes), the Company is required to use the net cash proceeds received from such Subordinated Lender in such Specified Equity Offering to make a mandatory prepayment of such Subordinated Lender’s Subordinated Note.

Each Subordinated Note is guaranteed on a joint and several basis by the Company’s subsidiaries that are guarantors under the Senior Credit Agreement (each, a “Subordinated Guaranty”). Subject to the terms of the corresponding Subordinated Note, each Subordinated Guaranty is irrevocable and unconditional and will remain in effect until all obligations under such Subordinated Note are satisfied.

The foregoing description of the Subordinated Notes and Subordinated Guaranties does not purport to be complete and is qualified in its entirety by reference to the full text of the Subordinated Notes, a form of which is attached hereto as Exhibit 10.1.

Amended and Restated Warrants

As previously disclosed in the current report on Form 8-K filed by the Company on August 11, 2025, the parties to the Senior Credit Agreement executed Amendment No. 10 (“Amendment No. 10”) to the Senior Credit Agreement.

As required by Amendment No. 10, on August 28, 2025 (the deadline having been extended from August 26, 2025 by the Senior Agent, as permitted under Amendment No. 10), the Company amended and restated the warrants, dated August 14, 2023, between the Company and each applicable lender to the Senior Credit Agreement to, among other things, (i) adjust the exercise price of the warrants to be the lesser of (x) the existing exercise price of $11.09 per share and (y) an amount per share equal to 1.25 times the 30-day volume weighted average trading price of the Company Class B Common Stock as of the 30th trading day following August 11, 2025 and (ii) extend the expiration date of the warrants until August 10, 2030 (the “Amended and Restated Warrants”).

The foregoing description of the Amended and Restated Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended and Restated Warrants, a form of which is attached hereto as Exhibit 4.1.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure regarding the Notes included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosure regarding the Amended and Restated Warrants included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d)Exhibits

Exhibit	Description
4.1	Form of Amended and Restated Warrant, dated as of August 28, 2025, which amends and restates the warrants issued by RideNow Group, Inc. on August 14, 2023.
10.1	Form of Unsecured Promissory Note, dated as of August 25, 2025, made by RideNow Group, Inc. payable to each Subordinated Lender.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RideNow Group, Inc.

Date: August 28, 2025	By:	/s/ Michael Quartieri
Michael Quartieri
Chairman, Chief Executive Officer, and Interim Chief Financial Officer